Exhibit 99.1

FAST Acquisition Corp. II Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about May 6, 2021

NEW YORK, May 3, 2021 — FAST Acquisition Corp. II (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 20,000,000 units completed on March 18, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about May 6, 2021. Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “FZT.U”, and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols “FZT” and “FZT.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About FAST Acquisition Corp. II

FAST Acquisition Corp. II is the third special purpose acquisition company formed by the principals of &vest with the business purpose to effect a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on the restaurant, hospitality, consumer, and related sectors in North America with an enterprise value of $800 million or greater. &vest is an investment platform led by founder and CEO Doug Jacob.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by e-mail at prospectus_department@jefferies.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Fast Acquisition Corp. II Contact:

Chloe Gatta
cgatta@hstrategies.com